     As filed with the Securities and Exchange Commission on July 14, 2003
                                                                 Registration No. 333-xxxxx
===========================================================================================
                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                           FORM S-8
                                    REGISTRATION STATEMENT
                                            UNDER
                                  THE SECURITIES ACT OF 1933

                                     FILENET CORPORATION
                      (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                                    95-3757924
   (State of Incorporation                                         (I.R.S. Employer
       or Organization)                                         Identification Number)

                                      3565 Harbor Boulevard
                                  Costa Mesa, California 92626
                   (Address of Principal Executive Offices including Zip Code)

                      THE 2003 INCENTIVE AWARD PLAN OF FILENET CORPORATION
                                    (Full Title of the Plan)

       KATHARINA MUELLER                                           Copy to:
Vice President, General Counsel                            Regina M. Schlatter, Esq.
       FILENET CORPORATION                                     LATHAM and WATKINS
      3565 Harbor Boulevard                          650 Town Center Drive, Twentieth Floor
  Costa Mesa, California 92626                           Costa Mesa, California 92626
        (714) 327-3400                                         (714) 540-1235

                    (Name and Address, Including Zip Code, and Telephone Number,
                            Including Area Code, of Agent for Service)

                                                                                       .
                             CALCULATION OF REGISTRATION FEE                           .
                                                               Proposed         Proposed
                                                                Maximum          Maximum
                            Amount                            Aggregate        Amount of
                             to be        Offering Price       Offering     Registration
                        Registered(2)          Per Share(1)       Price(1)           Fee
Common Stock
$0.01 par value   1,400,000 shares               $16.095    $22,533,000        $1,823.00

(1)  The FileNet  Corporation 2002 Incentive Award Plan, as amended,  authorizes the issuance of an aggregate of 2,800,000 shares of Common Stock, par value
     $0.01 per share,  of  FileNet  Corporation  (the  "Company")  (the  "Common
     Stock"),  of which  1,400,000  shares are being  registered  hereunder  and
     1,400,000 of which have been previously registered.

(2)  Estimated  solely for the  purposes of  calculating  the  registration  fee pursuant  to Rule  457(h)  and (c) under  the  Securities  Act of 1933,  as amended, and is based on the average of the high and low sales price of the
     Common  Stock,  as reported on the Nasdaq  Stock  Market  on July 7,  2003.

(3)  In the event of a stock  split,  stock  dividend,  or  similar  transaction involving  the  Company's  Common  Stock,  the number of shares  registered hereby shall  automatically be increased to cover the additional  shares in accordance  with Rule 416(a) under the  Securities Act of 1933, as amended.
     Each share of Common Stock being registered  hereunder,  if issued prior to the termination by the Company of its Rights Agreement dated as of November
     4, 1998, as amended, will include one preferred share purchase right. Prior to the occurrence of certain  events,  the preferred  share purchase rights will not be exercisable or evidenced separately from the Common Stock.
===========================================================================================

    Proposed issuances to take place as soon after the effective date of the
          Registration Statement as outstanding shares are purchased.

                                 Total Pages 7
                             Exhibit Index on Page 5

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The  information  called  for in Part I of the Form S-8 is not being  filed with or included in this Form S-8 (by  incorporation  by reference or otherwise)
in accordance  with the rules and  regulations  of the  Securities  and Exchange
Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Experts

     The consolidated  financial statements and related  consolidated  financial statement schedule of FileNet Corporation ("the Company"),  incorporated in this prospectus  by reference  from the  Company's  Annual Report (Form 10-K) for the fiscal year ended  December 31,  2002,  have been audited by Deloitte and Touche
LLP, independent  auditors,  as stated in their reports,  which are incorporated herein by reference,  and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Registration of Additional Securities

     The 2002  Incentive  Award Plan  authorizes the issuance of an aggregate of
2,800,000  shares  of  Common  Stock.  The  Company  has  previously  registered
1,400,000  shares issuable under the 2002 Incentive Award Plan (the "2002 Plan")
by a  Registration  Statement on Form S-8 filed with the  Commission on July 18,
2002,  Registration  No.  333-96711,  registering  1,400,000  shares (the "Prior
Registration  Statement").  Under this  Registration  Statement,  the Company is registering  an additional  1,400,000  shares of Common Stock issuable under the
2002 Plan. The contents of the Prior Registration  Statement are incorporated by reference  herein to the extent not  modified  or  superseded  thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 8.  Exhibits

     See Index to Exhibits on page 5.

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act, the Company  certifies that it has reasonable  grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused  this  Registration  Statement  to be signed on its behalf by the undersigned,  thereunto duly authorized, in the City of Costa Mesa, State of California, on July 14, 2003.

                               FILENET CORPORATION

                               By:   /s/  Lee D. Roberts
                                     Lee D. Roberts, Chairman of the Board and
                                     Chief Executive Officer

                               By:   /s/  Sam M. Auriemma
                                     Sam M. Auriemma, Senior Vice President and
                                     Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose  signature  appears below hereby  authorizes and appoints
Lee D. Roberts and Sam M. Auriemma as attorneys-in-fact  and agents, each acting alone, with full powers of substitution to sign on his behalf,  individually and in the capacities  stated below,  and to file any and all amendments,  including post-effective amendments, to this registration statement and other documents in connection therewith,  with the Securities and Exchange Commission,  granting to said  attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

     Pursuant to the  requirements  of the  Securities  Act,  this  registration statement has been signed by the following  persons in the capacities  indicated
as of July 14, 2003.

Signature                                      Title

/s/ Lee D. Roberts                             Chairman of the Board and Chief Executive
Lee D. Roberts                                 Officer (Principal Executive Officer)

/s/ Sam M. Auriemma                            Senior Vice President and Chief Financial
Sam M. Auriemma                                Officer (Principal Financial Officer)

/s/ L. George Klaus                            Director
L. George Klaus

/s/ William P. Lyons                           Director
William P. Lyons

/s/ John C. Savage                             Director
John C. Savage

/s/ Roger S. Siboni                            Director
Roger S. Siboni

/s/ Theodore J. Smith                          Director
Theodore J. Smith

                                INDEX TO EXHIBITS

EXHIBIT                                                                              PAGE

4.1      Rights Agreement, dated as of November 4, 1988 between FileNET              Note (1)
         Corporation and the First National Bank of Boston, which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to
         Purchase Common Shares as Exhibit B.

4.2      Amendment One dated July 31, 1998 and Amendment Two dated November 9,       Note (2)
         1998 to Rights Agreement dated as of November 4, 1988 between FileNET
         Corporation and BANKBOSTON, N.A., formerly known as The First National
         Bank of Boston

4.3      Amendment Three dated November 30, 2001 to Rights Agreement dated as        Note (3)
         of November 4, 1988 between FileNET Corporation and Equiserve Trust
         Company, N.A., successors to BANKBOSTON, N.A.

5.1      Opinion of Latham and Watkins.                                                  6

23.1     Consent of Latham and Watkins (included in Exhibit 5.1).                        6

23.2     Consents of Deloitte and Touche LLP.                                            7

24       Power of Attorney (included in the signature page to this Registration          4
         Statement).

(1)  Incorporated by reference to the Company's  Registration  Statement on Form
     S-4 filed on January 26, 1996; Registration No. 333-00676.
(2)  Incorporated by reference to the Company's Form 10-Q for the fiscal quarter ended September 30, 1998.
(3)  Incorporated  by reference to the Company's  Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                                                     Exhibit 5.1

                       [LATHAM AND WATKINS LLP LETTERHEAD]

                                  July 14, 2003

FileNet Corporation
3565 Harbor Boulevard
Costa Mesa, California 92626

Attn:  Board of Directors

     Re:  Registration Statement on Form S-8

Gentlemen:

     In connection  with the  registration  by FileNet  Corporation,  a Deleware corporation (the "Company") of 1,400,000 shares of common stock, par value $0.01 per share (the "Shares"),  to be issued pursuant to the FileNet Corporation 2002
Incentive Award Plan (as Amended  Effective as of May 7, 2003) (the "2002 Plan")
under the Securities  Act of 1933, as amended,  on Form S-8 to be filed with the
Securities and Exchange  Commission  (the  "Registration  Statement"),  you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection  with such  registration,  we are  familiar  with the  proceedings  taken,  and  proposed to be taken,  by the
Company in connection  with the  authorization,  issuance and sale of the Shares and, for the purposes of this  opinion,  have assumed such  proceedings  will be timely completed in the manner presently proposed.

     In addition,  we have examined such matters of fact and questions of law as we have considered  appropriate for purposes of this letter. In our examination, we have assumed the  genuineness  of all  signatures,  the  authenticity  of all documents submitted to us as originals, and the conformity to authentic original documents of all documents  submitted to us as copies. With your consent we have relied upon certificates of an officer of the Company and others with respect to certain  factual  matters.  We have  not  independently  verified  such  factual matters.

     We are opining  herein as to the effect on the subject  transaction of only the General Corporation Law of the State of Delaware,  and we express no opinion with respect to the applicability  thereto,  or the effect thereon, of any other laws.

     Subject to the foregoing and in reliance  thereon,  it is our opinion that, as of the date  hereof the Shares  have been duly  authorized  by all  necessary corporate  action of the Company,  and, upon the issuance and sale of the Shares in the manner contemplated by the Registration  Statement and in accordance with the terms of the 2002 Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant  to  the  terms  of the  2002  Plan  and  the  Registration  Statement,
including,  without  limitation,  collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

     We consent to your  filing this  opinion as an exhibit to the  Registration
Statement.

                                          Very truly yours,

                                          /s/ Latham and Watkins LLP
                                          LATHAM and WATKINS LLP

                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of FileNet  Corporation  on Form S-8 of our  report  dated  January  29,  2003, appearing in the Annual Report on Form 10-K of FileNet  Corporation for the year ended December 31, 2002, and to the reference to us under the heading  "Experts"
in the prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP
Deloitte and Touche LLP
Costa Mesa, California
July 14, 2003